Exhibit 10.15

September 3, 2021

Dear Wendy,

This letter agreement documents the mutual understanding between Renovacor, Inc. (the “Company” or “we”) and you regarding a special retention bonus opportunity we are providing to you in connection with the closing of the transactions (the “Closing”) contemplated by the Agreement and Plan of Merger by and among the Company, CHAQ2 Merger Sub, Inc., and prior Renovacor, Inc. (which is now known as Renovacor Holdings, Inc.) dated March 22, 2021.

1.

Retention Bonus. You will be eligible to receive a special retention bonus in the amount of $150,000, to be delivered 25% as a cash award (the “Cash Retention Bonus”) as provided in Section 2 below, and 75% as a nonqualified stock option award (the “Retention Option”) as provided in Section 3 below.

2.	Cash Retention Bonus. The Cash Retention Bonus will be in the gross amount of $37,500 and will be paid as soon as administratively practicable (not more than 30 days) after the Closing.

3.

Retention Option. As soon as administratively practicable after the Closing, you shall be granted a stock option award under the Company’s 2021 Omnibus Incentive Plan (“Equity Plan”), subject to the approval of the board of directors of the Company (which approval the Company shall recommend), with a grant date fair value of $112,500. The Retention Option will become vested and exercisable in two equal installments on the first day of the seventh month after the Closing and the first anniversary of the Closing, provided that you remain in continuous service with the Company as its Chief Financial Officer through each such date under the Consulting Agreement between the Company and Danforth Advisors, LLC dated September 27, 2019, as subsequently amended (the “Consulting Agreement”). Any unvested portion of the Retention Option shall also become vested and exercisable if your service to the Company is terminated by the Company before the first anniversary of the Closing for any reason other than “Cause” (as defined in the Consulting Agreement). The Retention Option grant will be subject to the terms of the Equity Plan and the option award agreement thereunder, which will include other standard terms and conditions not inconsistent with the foregoing, and which, in all events, will govern and control the Retention Option award.

4.

Section 409A Compliance. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

5.

Severability. If any clause, phrase or provision of this letter agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this letter agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this letter agreement is not enforceable, this letter agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this letter agreement, as so amended.

6.

Entire Agreement. This letter agreement, together with the Post-Close Equity Plan and Retention Option award agreement, contains our entire agreement with respect to the special retention bonus opportunity and supersedes and invalidates all of our prior or contemporaneous oral or written agreements and understandings with respect to the special retention bonus opportunity. Any representations, inducements, promises or agreements, oral or otherwise relating to the special retention bonus opportunity, which are not embodied herein, will not be of any force or effect.

7.

Governing Law. This letter agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

8.

Miscellaneous. The section headings in this letter agreement are not part of the provisions hereof and will have no force or effect. This letter agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective permitted successors and legal representatives. The Company may assign this letter agreement without your consent. This letter agreement may not be assigned by you, and no person other than you (or your estate) may assert the rights held by you under this letter agreement. The contingent right to receive the Cash Retention Bonus set forth in this letter agreement is an unfunded and unsecured obligation of the Company, and such right is no greater than the right of an unsecured general creditor of the Company. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Please signify your acceptance of this letter agreement by signing below and returning the signed document to Magdalene Cook at mcook@renovacor.com on or before September 3, 2021.

Sincerely,

/s/ Magdalene Cook, MD

Magdalene Cook, MD

Chief Executive Officer

/s/ Wendy F. DiCicco

Acceptance Signature by Wendy F. DiCicco

9/3/21

Date of Acceptance Signature

3